
                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                        Three Months
                           Ended
                          March 31,  Year    Year    Year    Year    Year
                            2000     1999    1998    1997    1996    1995
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest and
  extraordinary loss*       $  795  $2,880  $1,952  $3,440  $2,479  $2,168

Add:
Interest expense                31     109     139      94      79     102

Interest component of the
ESOP benefit expense             5      21      29      32      34      37

Portion of rent under
operating leases
representative of the
interest component               9      37      41      41      46      51

Less: Equity in undistributed
income of 20-50% owned
companies                        1       4       4       3      --       1
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $  839  $3,043  $2,157  $3,604  $2,638  $2,357
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                32     109     139      94      79     102

Interest component of the
ESOP benefit expense             5      21      29      32      34      37

Portion of rent under
operating leases
representative of the
interest component               9      37      41      41      46      51
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $   46  $  167  $  209  $  167  $  159  $  190
                            ======  ======  ======  ======  ======  ======
RATIO OF EARNINGS TO
FIXED CHARGES                18.24   18.22   10.32   21.58   16.59   12.41

<F1>
*1999 includes non-recurring pre-tax net gains of $100 million, 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.